Exhibit 99.1

EVA Live, Inc. Announces Uplisting to Nasdaq Stock Market LLC.

Company to Begin Trading on Nasdaq on January 28, 2026 Under Symbol “GOAI”

Los Angeles, CA — January 27, 2026 — EVA Live, Inc. (the “Company” or “EVA Live”), currently trading on the OTCQB under the symbol GOAI, today announced that it has been approved for listing on the Nasdaq Stock Market and will commence trading on Nasdaq on January 28, 2026 under its current ticker symbol, “GOAI”.

The Nasdaq listing represents a significant milestone in EVA Live’s growth and evolution as a public company. Uplisting to Nasdaq enhances the Company’s visibility within the institutional investment community, improves liquidity for shareholders, and reflects EVA Live’s continued progress in strengthening its corporate governance, financial reporting, and operational scale.

“We are proud to reach this important milestone for EVA Live and our shareholders,” said David Boulette, President and Chief Executive Officer of EVA Live, Inc. “Trading on Nasdaq is a major step forward that underscores our long-term vision, operational discipline, and commitment to building sustainable value. I want to thank the Nasdaq team for welcoming us to their prestigious, globally recognized exchange, and I am incredibly proud of the EVA team for getting us to this point. This achievement positions us to broaden our investor base and continue executing our strategy in the years ahead.”

The Company expects the transition from OTCQB to Nasdaq to occur seamlessly, with no action required by existing shareholders. Shares will continue to trade under the symbol GOAI without interruption.

Maxim Group LLC and Sichenzia Ross Ference Carmel LLP are acting as financial advisor and legal counsel, respectively, to EVA Live in connection with the uplisting to the Nasdaq Stock Market.

About EVA Live, Inc.

EVA Live, Inc. is an AI technology-driven media and digital solutions company focused on delivering innovative solutions, scalable growth, and long-term shareholder value.

Cautionary Note Regarding Forward-Looking Statements.

This press release contains “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein, including but not limited to such things as future business strategy, plans, and goals, and the expansion and growth of our business. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” “target”, “budget”, “may”, “can”, “will”, “would”, “could”, “should”, “seeks”, or “scheduled to” and similar words or expressions, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intention identify forward-looking statements. Please see the risk factors included in the Company’s United States Securities and Exchange Commission filings, which could cause actual results and events to differ materially from those contained in the forward-looking statements. You are cautioned against attributing undue certainty to forward-looking statements. Although these forward-looking statements were based on assumptions that the Company believes are reasonable when made, you are cautioned that forward-looking statements are not guarantees of future performance and that actual results, performance, or achievements may differ materially from those made in or suggested by the forward-looking statements in this press release. Any forward-looking statements made in this press release speak only as of the date of those statements. We undertake no obligation to update those statements or publicly announce the results of any revisions to any of those statements to reflect future events or developments.

Media Inquiries:

Javan Khazali

Phone: 310-229-5981

Email: info@eva.live